Exhibit 4(a)-4

AMENDMENT NO. 3
TO
PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation (“PPL”) sponsors and maintains the PPL Employee Stock Ownership Plan as amended and restated effective December 1, 2016 (“Plan”); and
WHEREAS, PPL desires to amend the Plan to (1) provide certain benefits to domestic partners and (2) make a top-paid group election for determining highly compensated employees to align with its other plans;
NOW, THEREFORE, the Plan is hereby amended as follows:
I.    Effective January 1, 2019, a new section 2.8A shall be added to Article II as follows:
“2.8A    “Domestic Partner” shall mean an individual who is in a domestic partnership with a Participant and an affidavit of domestic partnership (in the form prescribed by PPL) is on file with PPL and the affidavit is still in effect.”

II.    Effective January 1, 2018, Section 2.16 of the Plan, “Highly Compensated Eligible Employee”, is amended to read as follows:
“2.16 “Highly Compensated Eligible Employee” shall mean an Eligible Employee who:

(a)    is a five-percent owner, as defined in section 416(i)(1) of the Code, either for the current Plan Year or the immediately preceding Plan Year; or

(b)    (1)    received more than $125,000 (as indexed) in Compensation in the immediately preceding Plan Year, from a Participating Company or an Affiliated Company; and

(2)     was among the top 20% of Employees of the Participating Company and Affiliated Companies ranked by Compensation in the immediately preceding Plan Year (excluding Employees described in section 414(q)(5) of the Code to the extent permitted under the Code and regulations thereunder).”

III.    Effective January 1, 2019, Section 7.3 of the Plan, “Beneficiary Designation,” is amended to read as follows:

“7.3    Beneficiary Designation.

(a)     Death benefits under the Plan shall be paid to the surviving Spouse of a Participant, including the Spouse of a Participant who has retired or whose employment has terminated before the Effective Date, (1) unless (A) such Spouse consents in writing not to receive such benefit and consents to the specific beneficiary designated by the Participant, (B) such consent acknowledges its own effect, and (C) such consent is witnessed by a notary public; or (2) unless the Participant establishes to the satisfaction of a Plan representative either that he has no Spouse, that his Spouse cannot be located, or that his Spouse's consent is not required under such other circumstances as are prescribed under governmental regulations.

(b)     Except as provided in this Section, each Participant shall have the unrestricted right at any time to designate the beneficiary or beneficiaries who shall receive, upon or after his death, his interest in the Fund by executing and filing with the Employee Benefit Plan Board a written instrument in such form as may be prescribed by the Employee Benefit Plan Board for that purpose. Except as provided in this Section, the Participant shall have the unrestricted right to revoke and to change, at any time and from time to time, any beneficiaries previously designated by him by executing and filing with the Employee Benefit Plan Board a written instrument in such form as may be prescribed by the Employee Benefit Plan Board for that purpose. No designation, revocation or change of beneficiaries shall be valid and effective unless and until filed with the Employee Benefit Plan Board.

If no designation is made, or if the beneficiaries named in such designation pre-decease the Participant, or if the beneficiary cannot be located by the Employee Benefit Plan Board, the interest of the deceased Participant shall be paid to the surviving spouse or if none, to the Participant's Domestic Partner, or if none, to the Participant’s estate.

The amount payable upon the death of a Participant shall be paid in Stock or cash as elected by the recipients.”

IN WITNESS WHEREOF, this Amendment No. 3 is executed this _______ day of _____________________, 2018.

PPL SERVICES CORPORATION

By:_________________________________
Thomas J. Lynch
Vice President & Chief Human Resources Officer